Exhibit 21
                           STERLING HOUSE CORPORATION

                          Subsidiaries of the Company


Assisted Living Properteries, Inc.
A Kansas Corporation

BCI Construction, Inc.
A Kansas Corporation

Coventry Corporation
A Kansas Corporation